Exhibit 10.9

DYNEX CAPITAL, INC.

PERFORMANCE BONUS PROGRAM

Thomas Akin, Chief Executive Officer, Byron Boston, Chief Investment Officer, and Stephen Benedetti, Chief Financial Officer and Chief Operating Officer, (collectively, the “Participants”) will be eligible for an annual performance bonus (the “Performance Bonus”) consisting of three components as follows:

1.	25% of the Performance Bonus will be based on the annual return on adjusted equity of the Company (the “ROAE Component”);

2.
25% of the Performance Bonus will be based on the achievement of qualitative objectives for the calendar year as determined by the Compensation Committee of the Board of Directors (the “Qualitative Component”); and

3.	50% of the Performance Bonus will be based on capital raising activities of the Company for the calendar year as determined by the Compensation Committee (the “Capital Raise Component”).

The maximum Performance Bonus that may be paid to a Participant for any calendar year is 200% of the Participant’s actual base salary paid for the calendar year; provided, however, that if a Participant elects to receive payment of all or a portion of the Performance Bonus in common stock of the Company (“Common Stock”), the portion of the Performance Bonus paid in Common Stock will be increased by 5% (without taking into account taxes or any other deductions).  Management, at its option, may also elect to compensate certain other members of senior management of the Company in accordance with the terms of this Performance Bonus Program.  The Performance Bonus will be calculated on a calendar year basis; provided, however, that for any calendar year where the Payment Date (as defined below) will be December 31 of such year, any reference herein to “calendar year” with respect to the calculation of any “Rate” addressed below for the three components of the Performance Bonus shall mean the period from January 1 to December 1 of such year.

Determination of the Performance Bonus

The amount of the Performance Bonus earned for a particular calendar year will be determined individually for each Participant and, subject to the increase of up to 5% to the extent the Participant elects to receive payment of the Performance Bonus in Common Stock, will be equal to the product of 200% of the Participant’s actual base salary paid for the relevant calendar year times the sum of (x) the product of 25% times the ROAE Reference Rate as calculated below, (y) the product of 25% times the

Qualitative Reference Rate as calculated below, and (z) the product of 50% times the Capital Raise Reference Rate as calculated below.

Determination of the ROAE Reference Rate

The ROAE Reference Rate for a particular calendar year will be determined based on the Company’s Return on Average Equity (“ROAE”) for the calendar year.  ROAE will be determined as the Company’s net income for the calendar year, determined in accordance with generally accepted accounting principles, adjusted for non-recurring and/or unusual items as determined by the Compensation Committee in its sole discretion, and further adjusted by increasing net income by the Company’s Performance Bonus Program expense for the calendar year, divided by average common shareholder equity excluding unrealized gains and losses and as adjusted for any common equity capital that is raised until such time the capital is deployed.

The ROAE Reference Rate will then be determined according to the table below:

Reference Rate
ROAE less than 6%	0%
ROAE 6% or greater and less than 8%	25%
ROAE 8% or greater and less than 10%	50%
ROAE 10% or greater and less than 12%	75%
ROAE 12% or greater	100%

Determination of the Qualitative Reference Rate

The Compensation Committee will establish qualitative objectives (the “Qualitative Objectives”) for a particular calendar year within the first ninety (90) days of such year; provided, however, that the Qualitative Objectives for calendar year 2010 will be established by the Compensation Committee prior to August 15, 2010.  The Qualitative Objectives will include achievement of certain qualitative corporate goals during the year as well as individual goals.

Prior to the Payment Date, the Compensation Committee in its sole discretion will evaluate the success of the Company and each Participant with respect to the achievement of the Qualitative Objectives during the calendar year.  In making such determination, the Compensation Committee will consider management’s input regarding the extent to which Qualitative Objectives were achieved.

Each Participant’s Qualitative Reference Rate for a particular calendar year will be determined by the Compensation Committee based on its determination of the success of the Company and the Participant relative to the Qualitative Objectives and will be expressed as a percentage from 0%-100%.

Determination of the Capital Raise Reference Rate

The Compensation Committee acknowledges that the issuance of equity capital is an important objective for the Company.  The Compensation Committee desires to provide incentives to management to issue equity capital in a beneficial manner to the

Company and its shareholders and has therefore established the Capital Raise Component of the Performance Bonus Program.

The Capital Raise Component will be administered by the Compensation Committee in its sole discretion.   The Compensation Committee will annually review the capital raising activities of the Company for the calendar year and will determine the success of such efforts relative to factors including, but not limited to, the amount of capital raised, the use of capital raised, the mix of common versus preferred capital, the issue price relative to book value and market price at the time of issuance, and the cost of capital raising activities.

Prior to the Payment Date, the Compensation Committee will evaluate the success of the Company and each Participant’s efforts with respect to capital raising efforts for the calendar year.  The Capital Raise Reference Rate will be determined by the Compensation Committee in its sole discretion based on its determination of the success of the Company and each Participant with respect to capital raising efforts for the calendar year and will be expressed as a percentage from 0%-100%.

Payment of the Performance Bonus

Except when the Compensation Committee determines to pay the Performance Bonus for a particular calendar year on December 31 of such year, amounts due to the Participants for the Performance Bonus for any calendar year will be paid concurrently with the filing of the Company’s Annual Report on Form 10-K for that year or March 15 of the calendar year following the performance period, whichever is earlier (the “Payment Date”).  In no event will the Payment Date be later than March 15 of the calendar year following the performance period.

Amounts due to the Participants for the Performance Bonus for any calendar year will be paid, at the election of the Participant, in cash, in Common Stock, or in a combination of cash and Common Stock.  To the extent the Participant chooses to receive payment of all or a portion of the Performance Bonus in Common Stock, the amount paid in Common Stock will be increased by 5% (without taking into account taxes or any other deductions).

Any Common Stock granted as payment of all or any portion of the Performance Bonus due to a Participant will be granted under and pursuant to the terms of the Company’s 2009 Stock and Incentive Plan (the “2009 Plan”).  Such Common Stock will be determined using the Fair Market Value (as defined in the 2009 Plan) of the Common Stock on the Payment Date.

Approved by the Compensation Committee of the Board on August 5, 2010.
Approved by the Board of Directors on August 5, 2010.